Exhibit 99.5

September 25, 2017

RISE Education Cayman Ltd

Room 101, Jia He Guo Xin Mansion

No. 15 Baiqiao Street

Guangqumennei, Dongcheng District

Beijing 100062

People’s Republic of China

Ladies and Gentlemen,

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of RISE Education Cayman Ltd (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as a director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Registration Statement by the United States Securities and Exchange Commission.

Yours faithfully, /s/ Yong CHEN

Name: Yong CHEN